Zogenix + UCB January 19, 2022 Exhibit 99.2

Forward-Looking Statements The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. These forward-looking statements include without limitation statements regarding the planned completion of the transactions contemplated by the Agreement and Plan of Merger dated as of January 18, 2022 by and among the Company, Merger Sub and Parent. Risks and uncertainties that could cause results to differ from expectations include: (i) uncertainties as to the timing of the Offer and the subsequent Merger; (ii) the risk that the Offer or the subsequent Merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the Offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the subsequent Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vii) risk that the milestone specified in the CVR Agreement is not achieved, (viii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (ix) risks related to diverting management’s attention from the Company’s ongoing business operations; (x) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; and (xi) risks and uncertainties pertaining to the Company’s business, including the risks and uncertainties detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its other filings with the SEC, as well as the tender offer materials to be filed by Merger Sub and Parent and the Solicitation/Recommendation Statement to be filed by the Company in connection with the tender offer. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.

Transaction Overview Deal Terms Deal Structure, Value Tender Offer for UCB to acquire Zogenix transaction value of approximately $1.9 billion Consideration $26.00 per share in cash $2.00 per share Contingent Value Right (CVR) * Process Transaction unanimously approved by BOD of both companies Subject to customary closing conditions and transaction-related regulatory approvals Expected to close in Q2 Moving Forward UCB to lead combined company after close UCB and Zogenix have shared values in improving the lives of patients suffering from severe diseases As a leader in the field of epilepsy, UCB places great value on FINTEPLA development and commercial success A UCB-Zogenix combination further enhances UCB’s epilepsy & rare disease offerings and capabilities The transaction creates immediate value to Zogenix shareholders * Contingent Value Right. $2.00 CVR on retention of Orphan Drug Designation upon approval of LGS in Europe

UCB Background Global biopharmaceutical company focused on treating severe immunological and neurological disease Founded in 1928, headquartered in Brussels, Belgium US Operations based in Atlanta, Georgia Over 8,000 employees globally Annual sales of >€5 billion in 2020 Over 30 years dedicated to improving the lives of people living with epilepsy and has four approved anti-epileptic therapies Expanded rare disease focus - acquisition of Ra Pharmaceuticals and zilucoplan in 2019 www.ucb.com

Strategic Rationale for Combination We have collectively built an organization we can be proud of – a company that develops and markets transformative treatments for people living with rare diseases UCB shares our commitment to addressing the unmet needs of people living with neurological and rare diseases where few treatment options exist UCB recognizes the potential of FINTEPLA to broaden and build on their role as a world leader in epilepsy by adding a specific treatment for rare forms of epilepsy UCB expects to utilize our experience and capabilities in rare disease health ecosystems Complements UCB’s existing medicines and expands clinical development pipeline of epilepsy and rare disease therapies Committed to developing and commercializing therapies with the potential to transform the lives of patients and their families living with rare diseases

What This Means for Your Equity Stock Upon closing, holders of stock will receive $26.00 per share in cash plus one CVR entitling you to $2.00 per share upon FINTEPLA approval in Europe as an orphan medicine (by Dec 2023) Options Upon closing, all options (vested and unvested) will vest and be automatically exchanged for transaction consideration In the case of in-the-money options (<$26), you will receive $26 in cash less the applicable exercise price, plus one CVR In the case of options with an exercise price between $26 and $28, you will receive in cash the difference between $28 and the applicable exercise price under the CVR agreement All options with an exercise price of >$28 will be cancelled on closing RSUs/PSUs Upon closing, all RSUs and PSUs will vest and will receive the same per share cash and CVR consideration as stock; you will be paid through payroll, net of withholding taxes

What Else This Means for You Bonuses 2021 bonuses and sales incentives will be paid to eligible employees in Q1 2022 Approved corporate goal achievement in 2021 is 101% Salary 2022 Salary increases will be communicated in Q1 2022 For employees continuing with the combined company, salaries will be comparable to their Zogenix salary for at least 12 months after closing Equity Eligible non-executive employees will receive their ordinary course 2022 annual awards in the form of cash-settled RSUs More details on this will be available in the coming weeks Severance A severance plan will be shared by HR

Next Steps: Timing and Integration Planning Timing to Close Transaction is expected to close in the second quarter Until then, Zogenix and UCB continue to operate as separate, independent companies Business as usual; remain focused on day-to-day operations and continue work towards 2022 corporate & department goals, including US approval and launch of FINTEPLA in LGS and advancing MT-1621 program to NDA and MAA submissions Integration Planning Still early and many decisions are yet to be made An Integration Planning Team will be formed and comprised of Zogenix and UCB leadership, which will plan how our organizations will come together No decisions concerning organizational structure will be finalized before the close We are committed to transparency and keeping you informed

Commitment to Transparency FAQs will be sent to employees today and posted on the ZONE Executive team members have scheduled meetings with each of their own departments for today and tomorrow UCB Head of Global Human Resources, Neurology & Rare and UCB Head of US Neurology & Rare are in Emeryville meeting the Zogenix ET and will hold group meetings with employees today and tomorrow The ZONE will be updated daily or as new information is available Updates at Monday morning check-in (assuming there is anything new to share) Support Programs have been planned to take place between signing and closing

Message From Jean-Christophe Tellier   Dear all,   Many thanks for giving me the opportunity to say hello to all of you on what is an important day for both companies. Unfortunately, I'm not able to join you live during your meeting, but I'm sure we will have occasions in the future to do so.   I'm excited that UCB and Zogenix have agreed to enter into an agreement for UCB to acquire Zogenix because I believe we share your passions to drive, discover and develop differentiated solutions to help patients suffering from very severe forms of epilepsy. So, this is today an important milestone for UCB and I'm looking forward to working with you to create even more value for these patients.   Like you, we saw the potential in Fintepla® and I'm convinced that in working with UCB we can deliver even more for Fintepla® and create even more value for patients in need. I know that this is a very important change for you and I expect that you are leaving today feeling a lot of mixed emotions. But we will get to know each other and I hope that through the dialogue you will be able to know more about us, you will be able to get more confidence, and we will be able to answer your questions along the road.   Now a few words about UCB. We are a purpose-driven company. Everything we do is with the aim to create value for patients and their families now and in the future. Our purpose is really embedded into our strategy. Patients and individual experiences are at the heart of everything we do and I understand that we have this in common.   We believe very strongly that a successful future must deliver value for all: people living with severe diseases, their family, colleagues, community, planet, stakeholders and shareholders. Because at the end, it doesn't make sense to create value for patients if this is at the expense of others. So, yes, sustainability is an integrate part of our strategy. We have a highly collaborative environment, we want everyone to thrive at UCB, to contribute to our journey, to be part of our communities. So, yes, we are looking forward to welcoming you in our organisation after the closing. So, once again, welcome and looking forward to seeing you in the near future at Emeryville. Thank you.

Additional Information and Where to Find It The tender offer described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Zogenix, Inc. (the “Company”). The solicitation and the offer to buy shares of the Company’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that UCB S.A. (the “Parent”) intends to cause Zinc Merger Sub, Inc. (“Merger Sub”) to file with the Securities and Exchange Commission (“SEC”). In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain a free copy of these materials and other documents filed by Parent, Merger Sub and the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.zogenix.com. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.